DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact

Shari Annes

Corporate Communications

Phone: (650) 888-0902

Email: sannes@dynavax.com

DYNAVAX TOLAMBA™ CHAMBER STUDY MISSES PRIMARY ENDPOINT;

COMPANY UPDATES 2008 FINANCIAL OUTLOOK

BERKELEY, CA - May 16, 2008 - Dynavax Technologies Corporation (Nasdaq: DVAX) today reported primary endpoint data from a chamber study of TOLAMBA™ that showed a measurable clinical benefit, reducing total nasal symptom score (TNSS) by 41% vs. placebo in 253 patients in the intent-to-treat population (p=0.09) and by 51% vs. placebo in 222 patients in the per-protocol population (p=0.053). Statistical significance on the primary efficacy endpoint (change in TNSS for the intent-to-treat population) for this Phase 2b environmental exposure chamber (EEC) study was not achieved.

"Consistent with the results of earlier trials, TOLAMBA showed a trend toward a reduction of the symptoms of ragweed allergic individuals relative to placebo, although statistical significance was not achieved. The current trial displayed an unexpectedly high degree of variability in the data set possibly due to the subjective nature of symptom scoring used to assess efficacy. A similar effect was observed in previous TOLAMBA clinical trials. We have concluded that this problem may be difficult to overcome in future clinical studies. We have therefore decided to discontinue clinical development of TOLAMBA," said Martin Sanders, MD, Executive Vice President and Chief Development Officer.

Dr. Sanders noted that trial results confirm the excellent safety profile of TOLAMBA and that an analysis of biological mechanism data from the chamber study will determine whether the company's cat and peanut allergy programs will be continued.

According to Dino Dina, President and Chief Executive Officer, "Our highest priority is the re-start of HEPLISAV's clinical development with our partner, Merck & Co. We expect to make rapid progress in the clinical testing of our hepatitis C and cancer therapies with funding provided by Symphony, and in the clinical development of our own hepatitis B therapy. In addition, we will continue to focus on moving both our NIH-supported universal flu vaccine and our Astra-Zeneca-partnered asthma program into the clinic in 2009."

Update to 2008 Financial Outlook

As a result of discontinuing the TOLAMBA program and other measures, the company is revising its financial outlook for 2008. The following statements are forward-looking and

- more -

are based on current expectations. Actual results may differ materially. These statements do not include the potential impact of any equity offerings, new business collaborations, or other transactions that may be closed or entered into after May 16, 2008.

The Company's consolidated cash, cash equivalents, marketable securities and investments held by SDI, or total cash, is projected to be greater than $50 million at the end of 2008, increased from the range of $40 to $44 million projected in February.

Total pro forma revenues for 2008 are unchanged and continue to be expected to be in the range of $42 to $46 million.

Total pro forma operating expenses for 2008 are projected to be in the range of $70 to $78 million, reduced from the range of $80 to $88 million projected in February.

ABOUT DYNAVAX

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent infectious diseases, allergies, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our clinical product candidates include: HEPLISAV™ , a hepatitis B vaccine partnered with Merck & Co., Inc.; a therapy for metastatic colorectal cancer; and therapies for hepatitis B and C. Our preclinical asthma and COPD program is partnered with AstraZeneca. The NIH partially funds our preclinical work on a universal vaccine for influenza. Symphony Dynamo Inc. (SDI) funds our colorectal cancer and hepatitis C therapeutic programs. While NIH and SDI provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.

This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about TOLAMBA and our product candidates and programs, development plans and timelines, business plans and cash position and operating results. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development, initiation and completion of clinical trials, the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; achieving our Merck collaborative agreement objectives, resuming development and obtaining regulatory approval for HEPLISAV; continuation of our third party collaboration and funding arrangements; the scope and validity of patent protection and the possibility of claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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